Exhibit 5.1

June 2, 2023

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the offering and issuance of up to 15,959,857 (the “Shares”) common shares of beneficial interest, par value $.04 per share, of the Company (the “Common Shares”), covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be issued pursuant to the Vornado Realty Trust 2023 Omnibus Share Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement;

2.The Plan;

3.    The Declaration of Trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.    Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company relating to the authorization of the Plan and the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Vornado Realty Trust
June 2, 2023

7.    A certificate executed by an officer of the Company, dated as of the date hereof; and

8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will not be issued or transferred in violation of the restrictions on ownership and transfer set forth in Article VI of the Declaration of Trust or any restrictions in the Plan.

6.    Upon the issuance of any Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

7.    Each award of stock options, stock appreciation rights, performance shares or restricted stock, or other award of, or award exercisable or exchangeable for, Shares pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with

Vornado Realty Trust
June 2, 2023

the Plan, and each Award that is exercisable or exchangeable for or settled by delivery of Shares will be exercised, exchanged or settled in accordance with the terms of the Plan and any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when and if issued in accordance with the Resolutions, the Plan and the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal law or the laws of any other state. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,